Exhibit 99.(p)(1)

Code of Ethics

Mercer Funds TM

Introduction

The Board of Trustees (the “Board”) of the Mercer Funds (each a “Fund” and, collectively, the “Funds”), including a majority of those Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) of the Funds, (the “Independent Trustees”) has adopted this Code of Ethics (the “Code”) pursuant to Rule 17j-1. This Code is designed to provide the Funds with a high level of confidence that the activities of covered persons and service providers do not conflict with the interests of the Funds or their shareholders.

The Funds are committed to maintaining the highest ethical standards. An important element of the Funds’ commitment is their philosophy of always putting shareholder interests ahead of the interests of the Funds’ officers, trustees and service providers. This means that covered persons of the Funds must conduct their personal securities transactions in a manner that is consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of their positions of trust and responsibility. It also means that covered persons must ensure that their decisions are not based on information they have obtained as a result of their position with the Funds.

Policy

It is unlawful for a covered person in connection with his or her purchase or sale, directly or indirectly, of a reportable security held or to be acquired by the Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

Procedures

Who is covered by the Code?

This Code governs personal investment activities by officers and trustees of the Funds (each a “covered person,” and, collectively, “covered persons”). It also applies to each Fund’s investment adviser and subadviser(s) and their employees. Upon the determination that a person is a covered person, the Funds’ Chief Compliance Officer (the “CCO”) will provide the covered person with a copy of this Code and inform them of their reporting obligations under the Code. Covered persons who are subject to a separate code of ethics that is compliant with Rule 17j-1 under the 1940 Act are exempt from this Code.

What securities are covered by the Code?

For purposes of the Code, reportable security means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	Shares issued by open-end mutual funds.

Reportable security generally includes any type of equity or debt security (such as common and preferred stocks, and corporate bonds or notes) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depository receipts, put and call options, warrants, convertible securities and securities indices).

What accounts are covered by the Code?

For purposes of this Code, an account includes all securities accounts in which a covered person has a beneficial interest or over which a covered person has investment discretion or other control or influence. They include accounts held at a broker-dealer, transfer agent, investment adviser or other financial services firm. They also include IRAs, 401(k) accounts held at Marsh & McLennan Companies, Inc. (“MMC”) or another employer and brokerage accounts established by MMC on behalf of a covered person for purposes of holding MMC equity received in connection with a bonus deferral, long-term-incentive award, or other incentive program. They do not include accounts over which a covered person has no direct or indirect influence or control.

Pre-approval of Initial Public Offerings and Limited Offerings

Covered persons must obtain approval from the CCO before directly or indirectly acquiring beneficial ownership1 in any securities in an initial public offering or in a limited offering.2

[1]	Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.
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Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours.

Reporting requirements

Covered persons must report the information set forth below to the CCO. The CCO will identify covered persons who are required to make these reports and inform those covered persons of their reporting obligations under the Code. In addition, the CCO will review on a regular basis the reports filed pursuant to the Code.

Initial holdings report

Covered persons must disclose the following information to the CCO within 10 calendar days of becoming a covered person:

•	The title, number of shares and principal amount of each reportable security in which the covered person had any direct or indirect beneficial ownership when the person became a covered person; and

•	The name of any broker, dealer or bank with which the covered person maintained an account in which any securities were held for the direct or indirect benefit of the covered person as of the date the person became a covered person.

Initial holdings reports must be submitted using the form provided by the CCO, must be dated and must contain information that is current as of a date no more than 45 calendar days prior to becoming a covered person.

Annual holdings report

Annually, covered persons disclose the following information to the CCO:

•	The title, number of shares and principal amount of each reportable security in which the covered person had any direct or indirect beneficial ownership; and

•	The name of any broker, dealer or bank with which the covered person maintained an account in which any securities were held for the direct or indirect benefit of the covered person.

[2]	A limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.
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Annual holdings reports must be submitted using the form provided by the CCO, must be dated and must contain information that is current as of a date no more than 45 calendar days prior to the submission of the report.

Quarterly transactions reports

Covered persons must disclose the following information to the CCO within 10 calendar days after the end of a calendar quarter with respect to any transaction during the quarter in a reportable security in which the covered person had any direct or indirect beneficial ownership:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected; and

•	The name of the broker, dealer or bank with or through which the transaction was effected

Covered persons must disclose the following information to the CCO within 10 days after the end of a calendar quarter with respect to any account established by the covered person in which any securities were held during the quarter for the direct or indirect benefit of the covered person:

•	The name of the broker, dealer or bank with whom the covered person established the account; and

•	The date the account was established,

Quarterly transaction reports must be submitted using the form provided by the CCO and must be dated. Covered persons are deemed to have complied with the transaction reporting requirements of this section if the CCO receives duplicate statements and confirmations directly from their brokers.

Exceptions from reporting requirements

Covered persons do not need to report transactions effected for, and reportable securities held in, any account over which the person has no direct or indirect influence or control.

Independent Trustees need not make:

•	An initial holdings report;

•	An annual holdings report; or
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•	A quarterly transaction report, unless the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a reportable security, a Fund purchased or sold the reportable security, or a Fund or its investment adviser or subadviser considered purchasing or selling the reportable security.

Receipt of Gifts and Entertainment under the Code

Each covered person of the Funds who is an employee of Mercer Investment Management, Inc.is subject to the Gifts and Entertainment Policy of Marsh & McLennan Companies, Inc. (its parent company), which establishes policies and procedures designed to mitigate the conflict of interest arising from the receipt of gifts and entertainment, and is incorporated by reference into this Code.

Approval Requirements; Application to the Funds’ Subadvisers

This Code and any material changes to it must be approved by the Board, including a majority of the Independent Trustees. In addition, before initially retaining any subadviser, the Board, including a majority of the Independent Trustees, must also approve the code of ethics of such subadviser and must approve any material change to such codes of ethics within six months after the adoption of the material change. Each such approval must be based on a determination that the code of ethics in question contains provisions reasonably necessary to prevent covered persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code, or a subadviser’s code of ethics or any material amendments thereto, the Board must have received a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent covered persons from violating such entity’s code of ethics.

Mercer and each subadviser are responsible for enforcing their own respective codes of ethics and reporting to the CCO on a timely basis any violations of the code of ethics and resulting sanctions. In addition, each year, Mercer and each subadviser must provide the Board with:

•	A written report that describes any issues arising under its code of ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

•	A certification that it has adopted procedures reasonably necessary to prevent covered persons from violating the code.

Administration

Federal law requires that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. The CCO will keep records of any violation of the Code and of the actions taken as a result of such violations.

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Review

The CCO will review on a regular basis the reports filed pursuant to the Code. In this regard, the CCO will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code.

Violations

When potential violations of the Code come to the attention of the CCO, the CCO will investigate the matter. Upon completion of the investigation, if necessary, the matter will be reviewed with the Board, and a determination will be made as to whether any sanction should be imposed as detailed below.

Violations of this Code may result in the imposition of such sanctions as the Board deems appropriate under the circumstances, which may include, but are not limited to, removal from office. The Board may take into account any factors that it determines to be appropriate in imposing sanctions. Such factors may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action.

Annual reports to the Board

No less frequently than annually, the CCO will provide the Board with a written report that:

•	Describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

•	Certifies that the Funds have adopted procedures reasonably necessary to prevent covered persons from violating the code.

Exemptions

The CCO may grant exemptions from the requirements of this Code in appropriate circumstances upon written request from a covered person. The decision to grant a request for exemption is solely within the discretion of the CCO.

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Recordkeeping

The Funds, Mercer and the Funds’ subadvisers must, at their respective principal places of business, maintain records in the manner and to the extent set forth below, and must make these records available to the Securities and Exchange Commission (the “SEC”) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of each Code for the organization that is in effect, or at any time within the past seven years was in effect, must be maintained in an easily accessible place;

•	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least seven years after the end of the fiscal year in which the violation occurs;

•	A copy of each report made by a covered person required herein must be maintained for at least seven years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A record of all persons, currently or within the past seven years, who are or were required to make reports as required herein, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

•	A copy of each report as required herein must be maintained for at least seven years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Questions

Covered persons are encouraged to bring to the CCO any questions they may have about interpreting or complying with this Code, about securities accounts or personal trading activities of themselves or their family or household members.

Dated: September 23, 2008

As amended: December 2, 2014

As amended: March 12, 2015

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